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                                                                    Exhibit 21.1

                               LDK SOLAR CO., LTD.

                              LIST OF SUBSIDIARIES

Wholly-Owned Subsidiaries

1.   Jiangxi LDK Solar Hi-Tech Co., Ltd., a PRC company; and

2.   LDK International Solar Co., Ltd., a Hong Kong Company.